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Retrophin Names Marc L. Panoff as Chief Financial Officer

New York, NY (May 8, 2013) – Retrophin, Inc. (OTCQB: RTRX) today announced that it has named Marc L. Panoff, CPA, MBA as Chief Financial Officer and Chief Accounting Officer, effective May 20. Retrophin is a biopharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently limited patient options. Mr. Panoff will manage financial operations for Retrophin at the Company’s New York headquarters.

Mr. Panoff brings to Retrophin more than 17 years of experience in financial management, predominantly in the healthcare industry. Most recently, Mr. Panoff was a Senior Partner and Vice President of Finance at GroupM North America, the world’s largest media investment group. Previously, he was Chief Financial Officer of Neurologix, Inc. and Nephros, Inc., where he was responsible for the medical device developer’s initial public offering. Earlier in his career, he was Corporate Controller for Medicis Pharmaceutical Corporation.

“Marc has a successful track record as a financial leader in both established public companies and private start-up environments,” said Martin Shkreli, Founder, President and Chief Executive Officer of Retrophin. “His knowledge of finance as it relates to the healthcare industry makes him an important asset to Retrophin. We’re fortunate to have Marc on our executive team.”

“This is an exciting time to be joining Retrophin, as the Company recently went public and has an impressive pipeline of drug candidates,” said Mr. Panoff. “I look forward to contributing to Retrophin’s continued success and working with the executive team to create value for shareholders.”

Mr. Panoff is a Certified Public Accountant in New York State and received an MBA from Arizona State University.

About Retrophin

Retrophin is a biopharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently limited patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during the first half of 2013.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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